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                                                                     Exhibit 8.1

                         [SIDLEY & AUSTIN LETTERHEAD]

                               November 26, 1997




True North Communications Inc.
101 East Erie Street
Chicago, IL 60611


Ladies and Gentlemen:

     We refer to the Agreement and Plan of Merger dated as of July 30, 1997 (the "Agreement") among True North Communications Inc., a Delaware Corporation ("Parent"), Cherokee Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Bozell, Jacobs, Kenyon & Eckhardt, Inc., a Delaware corporation (the "Company"), which provides for the merger (the "Merger") of Sub with and into the Company on the terms and conditions therein set forth, the time at which the Merger becomes effective being hereinafter referred to as the "Effective Time." Capitalized terms used but not defined herein have the meanings specified in the Agreement.

     As provided in the Agreement, at the Effective Time, by reason of the
Merger: (i) all outstanding shares of Company Common Stock then held in the treasury of the Company and any shares of Company Common Stock owned by Parent or by any wholly owned subsidiary of Parent will be canceled, and no capital stock of Parent, cash or other consideration will be delivered in exchange therefor; (ii) each then issued and outstanding share of capital stock, par value $0.01 per share, of Sub will be converted into one validly issued, fully paid and nonassessable share of Common Stock, no par value per share, of the Company, as the Surviving Corporation; (iii) subject to the right of holders of Company Common Stock to dissent from the Merger, each then outstanding share of Company Common Stock will be converted into 0.51 validly issued, fully paid and nonassessable shares of Parent Common Stock; (iv) each then outstanding Warrant will be converted into a specified number of validly issued, fully paid and nonassessable shares of Parent Common Stock, as more fully set forth in the Agreement; (v) and each then outstanding Company stock option or other right to purchase shares of Company Common Stock (excluding the Warrants) will remain outstanding after the Effective Time and shall be converted into and become the right to purchase a number of shares of Parent Common Stock, as

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more fully set forth in the Agreement.  Cash will be paid in lieu of fractional shares of Parent Common Stock.

     The Merger and the Agreement are more fully described in Parent's Registration Statement on Form S-4 (the "Registration Statement"), relating to the registration of shares of Parent Common Stock, to which this opinion is an exhibit, which is being filed by Parent with the Securities and Exchange Commission pursuant to the Securities Act of l933, as amended. The Registration Statement includes the Proxy Statement/Prospectus (the "Prospectus") of Parent and the Company.

     In rendering the opinions expressed below, we have relied upon the accuracy of the facts, information and representations and the completeness of the covenants contained in the Agreement, the Prospectus and such other documents as we have deemed relevant and necessary. Such opinions are conditioned, among other things, not only upon such accuracy and completeness as of the date hereof, but also the continuing accuracy and completeness thereof as of the Effective Time. Moreover, we have assumed the absence of any change to any of such instruments between the date hereof and the Effective Time.

     We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with original documents of all copies submitted to us for our examination. We have further assumed that: (i) the transactions related to the Merger or contemplated by the Agreement will be consummated (A) in accordance with the Agreement and (B) as described in the Prospectus; (ii) the Merger will qualify as a statutory merger under the laws of the State of Delaware; and (iii) as of the date hereof, and as of the Effective Time (as if made as of the Effective Time), the written statements made by executives of Parent and the Company contained in the Parent Tax Certificate and the Company Tax Certificate, respectively, and written statements made by certain shareholders of the Company and Warrant holders, in each case will be accurate in all respects.

     In rendering the opinions expressed below, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Regulations promulgated thereunder by the United States Treasury Department (the "Regulations"), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that the Code, the Regulations and such judicial authorities, rulings and other authorities are subject to change at any time and, in some circumstances, with retroactive effect; and any such change could affect the opinions stated herein. Furthermore, the opinions expressed below might not be applicable to Company stockholders who, for federal income tax purposes, are nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts or foreign estates, or who acquired their Company
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Common Stock pursuant to the exercise of employee stock options or otherwise as compensation.

          Based upon and subject to the foregoing, it is our opinion, as counsel for Parent, that for federal income tax purposes:

          (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Sub and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

          (ii) no gain or loss will be recognized by Parent or the Company as a result of the Merger;

          (iii) no gain or loss will be recognized by the stockholders of the Company upon the conversion of their shares of Company Common Stock into shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock;

          (iv) the aggregate tax basis of the shares of Parent Common Stock received in exchange for shares of Company Common Stock pursuant to the Merger (including a fractional share of Parent Common Stock for which cash is paid) will be the same as the aggregate tax basis of such shares of Company Common Stock;

          (v) the holding period for shares of Parent Common Stock received in exchange for shares of Company Common Stock pursuant to the Merger will include the holder's holding period for such shares of Company Common Stock, provided such shares of Company Common Stock were held as capital assets by the holder at the Effective Time; and

          (vi) a stockholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's basis in the fractional share (determined under clause (iv) above) and the amount of cash received.

          Notwithstanding the foregoing, no advice was requested regarding, and the opinions described above do not address, the tax consequences of a conversion in the Merger of Company Common Stock received upon the exercise of Warrants prior to the Effective Time in contemplation of the Merger.
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          Except as expressly set forth in paragraphs (i) through (vi), inclusive, you have not requested, and we do not herein express, any opinion concerning the tax consequences of, or any other matters related to, the Merger.

          We assume no obligation to update or supplement this letter to reflect any facts or circumstances which might hereafter come to our attention with respect to the opinions expressed above, including any changes in applicable law or fact which may hereafter occur.


          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 filed with the Securities and Exchange Commission relating to the Merger.

                                    Very truly yours,


                                    /s/ Sidley & Austin